UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2020

YIELD10 BIOSCIENCE, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

001-33133	04-3158289
(Commission File Number)	(IRS Employer Identification No.)

19 Presidential Way, Woburn, Massachusetts	01801
(Address of Principal Executive Offices)	(Zip Code)

(617) 583-1700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock	YTEN	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement

Public Offering

On August 22, 2020, Yield10 Bioscience, Inc., a Delaware corporation (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Maxim Group LLC (the “Underwriter”), pursuant to which the Company sold, in a registered public offering by the Company (the “Public Offering”) 835,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a public offering price of $4.25 per share.

In addition, pursuant to the Underwriting Agreement, the Company granted the Underwriter a 45-day option to purchase up to 116,835 shares of Common Stock to cover over-allotments, if any, at the public offering price per share of Common Stock, less the underwriting discounts and commissions. The shares of Common Stock were offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-237539), as initially filed with the Securities and Exchange Commission (the “Commission”) on April 1, 2020, and declared effective by the Commission on April 10, 2020, and a prospectus supplement dated August 21, 2020. A copy of the legal opinion and consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. relating to the validity of the issuance and sale of the shares sold in the Public Offering is attached as Exhibit 5.1 hereto. The offering is expected to close on August 26, 2020, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, conditions to closing and termination provisions. The Underwriting Agreement provides for indemnification by the Underwriters of the Company, its directors and executive officers, and by the Company of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) and affords certain rights of contribution with respect thereto. The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, which is attached as Exhibit 1.1 hereto and incorporated by reference herein.

Private Placement

On August 22, 2020, the Company entered into a Securities Purchase Agreement with Jack W. Schuler, the Company’s largest shareholder, and entities related to him (together, the “Investors”). Pursuant to the terms of the Securities Purchase Agreement, the Company sold to the Investors an aggregate of 396,450 unregistered shares of Common Stock in a private placement (the “Private Placement”), for gross proceeds of approximately $1.7 million before transaction costs.

The Company has agreed in the Securities Purchase Agreement to file a registration statement within 60 calendar days to register the resale of the shares issued to the Investors in the Private Placement. The Securities Purchase Agreement contains customary representations, warranties and covenants by the Company, customary indemnification obligations of the Company and the Investors, including for liabilities under the Securities Act, and other obligations of the parties. The representations, warranties and covenants contained in the Securities Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The securities issued in the Private Placement were offered in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder and corresponding provisions of state securities laws. Each of the Investors is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

The Company expects to receive net proceeds from the Public Offering and the Private Placement of approximately $4.8 million, after deducting underwriting discounts and commissions and estimated offering expenses and excluding the option to purchase up to 116,835 additional shares to cover over-allotments.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 above under “Private Placement” is hereby incorporated into this Item 3.02 by reference.

Item 8.01 Other Events.

On August 22, 2020, the Company issued a press release announcing the entry into the Underwriting Agreement and the Securities Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of August 22, 2020, by and between Yield10 Bioscience, Inc. and Maxim Group LLC as representative of the several underwriters, if any, named on Schedule I thereto.

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

10.1	Securities Purchase Agreement, dated as of August 22, 2020 by and between Yield10 Bioscience, Inc. and the Investors listed on Schedule I thereto.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (contained in Exhibit 5.1).

99.1	Press release dated August 22, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YIELD10 BIOSCIENCE, INC.

Date: August 25, 2020	By:	/s/ Oliver P. Peoples
Oliver P. Peoples
President & Chief Executive Officer